RULE 18F-3 PLAN

GREEN CENTURY FUNDS

MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Multiple Class Plan (the “Plan”) is adopted by Green Century Funds (the “Trust”) on behalf of its series, Green Century Balanced Fund, Green Century Equity Fund and Green Century MSCI International Index Fund, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Funds in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences

a)	Designation of Classes: The Green Century MSCI International Index Fund currently offers two Classes of shares. The Green Century Balanced Fund and the Green Century Equity Fund each currently offer one Class of shares.

b)	Class Arrangements: The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution and servicing fees, shareholder servicing plan fees, conversion features, exchange privileges and other shareholder services applicable to a particular class of shares of each Fund. Exhibit A sets forth the actual sales charges, Rule 12b-1 fees and shareholder servicing fees of each class of shares of the Funds. Additional details and restrictions regarding such fees and services are set forth in each Fund’s current Prospectus and Statement of Additional Information. Each Fund may offer any or all of the following Classes of shares:

i.	Individual Investor Class

A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution Fee: None
D.	Maximum Annual Shareholder Servicing Plan Fee: None
E.	Conversion Features: None
F.	Redemption Fees: 2.00% (as a percentage of amount redeemed on shares held for 60 days or less)

ii.	Institutional Class

A.	Maximum Initial Sales Charge: None
B.	Contingent Deferred Sales Charge: None
C.	Maximum Annual Rule 12b-1 Distribution Fee: None
D.	Maximum Annual Shareholder Servicing Plan Fee: None
E.	Conversion Features: None
F.	Redemption Fees: 2.00% (as a percentage of amount redeemed on shares held for 60 days or less)

c)	Distribution of Shares: Individual Investor Class shares are sold primarily to retail investors through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents. The Funds’ shares are also offered directly through their distributor. Institutional Class shares are offered primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals.

d)	Minimum Investment Amounts: The minimum initial investment in Individual Investor Classis $1,000 for IRA accounts and $2,500 for regular investment accounts. Individual Investor Class regular investment accounts may be opened with a minimum initial investment of $1,000 when an Automatic Investment Plan is established of $100 or more per month. The minimum initial investment in Institutional Class shares is $250,000 for all accounts.

e)	Voting Rights: Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.	Exchange Features

As applicable, shares of each Fund may be exchanged for shares of any Class of any other Fund, subject to minimum purchase requirements. In addition, shares of the Individual Investor Class of a Fund may be exchanged for shares of the Institutional Class of the same Fund, subject to minimum purchase requirements.

4.	Effectiveness

This Plan shall become effective as of September 30, 2016 with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by the Green Century Funds Trust with respect to the Classes of the Funds, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 30th day of September, 2016.

THE GREEN CENTURY FUNDS TRUST

By:	/s/ Kristina Curtis
Name:	Kristina Curtis
Title:	President

EXHIBIT A

MULTIPLE CLASS PLAN

THE GREEN CENTURY FUNDS TRUST

Share Class	Minimum Investment[1]	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Individual Investor Class	$1,000 for IRA and Coverdell accounts; $2,500 for regular investment accounts except $1,000 for regular investment accounts when an Automatic Investment Plan is established of $100 or more per month	None	None	None	None	2.00% (as a percentage of amount redeemed on shares held for 60 days or less)

Institutional Class	$250,000	None	None	None	None	2.00% (as a percentage of amount redeemed on shares held for 60 days or less)

1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus